Exhibit 1

NEWS RELEASE TRANSMITTED BY CCNMATTHEWS

FOR:   Sierra Wireless, Inc.

TSX:  SW

Nasdaq:  SWIR

April 25, 2005

Sierra Wireless Announces Board Updates and Management Changes at Annual General Meeting

Vancouver, British Columbia, April 25, 2005 – Sierra Wireless (NASDAQ: SWIR - TSX: SW) held its Annual General Meeting today in Vancouver, British Columbia, where updates to the board of directors and management were announced.

The board announced that it is separating the roles of Chair and Chief Executive Officer and it is replacing the Lead Independent Director position with a non-executive Chair position.  Peter Ciceri, the company’s Lead Independent Director since 2002, has been selected as Chair.  In this non-executive Chair role, Mr. Ciceri will be responsible for the overall leadership and effectiveness of the board and will be the board’s primary liaison with management.  David Sutcliffe, the company’s current Chair and Chief Executive Officer, will become President and Chief Executive Officer. These changes reflect the evolution of corporate governance best practices and will become effective on April 26, 2005.

“I am pleased to accept the role of Chair, and look forward to working closely with the board and management team to build upon the Company’s success,” said Peter Ciceri.

“I fully support the decision to separate the roles of Chair and CEO, and on behalf of the entire board, I congratulate Peter Ciceri on his new role as Chair,” said David Sutcliffe. “Peter has contributed significantly to the board as its Lead Independent Director since 2002, and his experience will continue to be a great asset to our team.”

Separately, David Sutcliffe announced that he plans to retire as President and CEO at the end of this year. Mr. Sutcliffe has served as the company’s CEO and as a director for 10 years. He will continue to serve as a director of the company after his retirement as CEO.  The board plans to conduct a comprehensive search process to select the next CEO, considering both internal and external candidates, and has engaged the executive search firm SpencerStuart to assist with this process.  The company expects to name its next CEO later this year.

Speaking at the AGM, David Sutcliffe said “It has been the highlight of my professional career to lead and build Sierra Wireless from a young company into its current position an industry leader in the wireless data space. I expect to remain fully engaged in the business until my successor is in place, and I intend to hand he or she the leadership of a company with a solid foundation, well positioned to go to the next level.”

“David has done an outstanding job building Sierra Wireless over the last ten years and the board accepts his decision and thanks him for contributions during this time,” said Peter Ciceri.  “He has made a personal decision to retire as CEO and will continue to lead the management team until his successor is in place. The company has a very strong senior management team and the outside directors have over 25 years of collective service on the board. We fully expect that there will be continuity for our stakeholders through this leadership change.”

Also at the AGM, the amendment to Sierra Wireless’ stock option plan was approved by the company’s shareholders. The amendment provides that the maximum number of common shares of the Corporation issuable under the plan will be 10 percent of the total issued and outstanding common shares from time to time.

About Sierra Wireless

Sierra Wireless is a leader in delivering highly differentiated wireless solutions that enable our customers to improve their productivity and lifestyle. Sierra Wireless develops and markets the AirCard, the industry-leading wireless PC card line for portable computers; embedded modules for OEM wireless applications; the MP line of rugged vehicle-mounted connectivity solutions; and Voq Professional Phone, a line of mobile phones with easy-to-use, secure software solutions for mobile professionals. For more information about Sierra Wireless please visit www.sierrawireless.com.

“AirCard” is a registered trademark of Sierra Wireless, Inc. “Voq” is a trademark of Sierra Wireless, Inc. Other product or service names mentioned herein may be the trademarks of their respective owners.

Forward Looking Statements

This press release contains forward-looking statements that are not promises or guarantees but are only predictions that relate to future events or our future performance or state other forward-looking information and are subject to substantial risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed, anticipated or implied by the forward-looking statements.  These forward-looking statements relate to, among other things, our revenue, earnings, plans, objectives and timing for the introduction or enhancement of our services and products, statements concerning strategies, developments, statements about future market conditions, supply conditions, channel and end customer demand conditions, projected or future revenues, gross margins, operating expenses, profits and other statements of expectations, intentions, objectives and plans that are not statements of historical facts.  When used in this press release, the words “may”, “plan”, “expect”, “believe”, “intends”, “anticipates”, “estimates”, “predicts” and similar expressions generally identify forward-looking statements.  Forward-looking statements reflect our current expectations.  The risks and uncertainties that may affect our actual results, performance or achievements are many and include, among others, our ability to develop, manufacture, supply and market new products that we do not produce today and that may gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, and intense competition.  These risk factors and others are discussed in our Annual Information Form which may be found on SEDAR at www.sedar.com and in our other regulatory filings with the Securities and Exchange Commission in the United States and the Provincial Securities Commissions in Canada.  These factors should be reviewed carefully and you should not place undue reliance on any forward-looking statements.  Unless otherwise required by applicable securities laws, Sierra Wireless disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Sierra Wireless, Inc.

David G. McLennan

Chief Financial Officer

(604) 231-1185

Website: www.sierrawireless.com

Email: dmclennan@sierrawireless.com

INDUSTRY : CMT

SUBJECT: MTG